Exhibit 99.1

NEW JERSEY MINING COMPANY News Release December 3, 2014 Ref: 05-2014 OTC: NJMC

Patrick Highsmith Appointed President and CEO of New Jersey Mining Company

Coeur d’Alene, Idaho - December 3, 2014 (GLOBE NEWSWIRE) – New Jersey Mining Company (“NJMC” or the “Company”) (OTCQB:NJMC) is pleased to announce the appointment of Patrick Highsmith as its new President and Chief Executive Officer. Mr. Highsmith is a 25-year veteran of the mining industry with wide-ranging expertise and an accomplished track record.

Most recently, Mr. Highsmith served as lead advisor to Juniper Resources LLC, the lessees and developers of NJMC’s Golden Chest Mine. He managed marketing and business development for Juniper, including the identification and evaluation of mining projects for their production potential. Additionally, Patrick was directly involved in the financial modeling and planning at Golden Chest, providing technical oversight on quality assurance, concentrate sales, and laboratory services, all of which are critical to the production process.

Mr. Highsmith has served in executive, managerial, and technical roles at several companies. In recent years, he was CEO of Canadian-listed companies: Bellhaven Copper & Gold and Lithium One. He has acted as director of several other public and private junior companies. Prior to that, he was Manager of Global Exploration & Business Development at Newmont Mining, where he led technical teams through project evaluations around the globe, taking a primary role in the delivery of several projects into the Newmont portfolio. He also held technical positions at ALS Laboratories, BHP Billiton, and Kennecott. Mr. Highsmith has a B.Sc. in Geological Engineering and an M.Sc. in Economic Geology (Geochemistry) from the Colorado School of Mines.

Outgoing President John Swallow, who will remain with the Company as a Director, stated, “Patrick has remarkable industry credentials and connections; and his extensive evaluation and production experience is a great fit for NJMC. Furthermore, his track record with junior companies demonstrates his ability to skillfully navigate this unique market. He has cultivated an impressive analyst and broker network and helped engineer a friendly takeover of Lithium One for over $100M in 2012. I look forward to serving on the Board with Patrick, Del, and Grant as we advance our business plan and provide shareholders with additional leverage to production.”

Mr. Highsmith added, “I’m very pleased to join the team at NJMC. I believe my background in management, finance, and deal-making is ideally suited for leadership at NJMC, a junior resource company focused on production and cash flow. Since their arrival last year, Del and John have done an outstanding job refocusing the Company around its New Jersey Mill and positioning its Golden Chest property as a gold producer. My intention is to build upon their success with more growth through producing assets.”

Outgoing CEO, Del Steiner, who will remain with the Company as Executive Chairman, concluded, “We worked exceptionally well with Patrick and the Juniper team during Golden Chest development. His diverse skill set, vast industry knowledge, and bold leadership were evident throughout the process; and we recognized that we share a common vision regarding the importance of cash flow in this environment. We are confident Patrick is the right person at the right time to take our Company to the next level.”

About New Jersey Mining Company

New Jersey Mining Company is headquartered in northern Idaho where it built and is the majority-owner and operator of a fully-permitted, recently-upgraded, 360-tonne per day flotation mill and concentrate leach plant. As the Company continues to pursue custom milling and small-scale production opportunities, it is ramping up the mill to handle pending ore shipments from the nearby Golden Chest Mine. The Company owns a 47.88-percent interest in the Golden Chest LLC which controls the Golden Chest Mine, a former gold producer with more than 13,000 feet of underground workings. Golden Chest LLC has leased a portion of the Golden Chest Mine to Juniper Resources, with gold production expected to commence imminently.

The Company's common stock trades on the OTC Market under the symbol "NJMC."

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman of the Board

Email:  dsteiner@newjerseymining.com